Exhibit 99.1

CONTACT: David Foy
(203) 458-5850

WHITE MOUNTAINS REPORTS
TANGIBLE BOOK VALUE PER SHARE OF $435

HAMILTON, Bermuda (November 5, 2007) – White Mountains Insurance Group, Ltd. ended the third quarter with a fully diluted tangible book value per share of $435, an increase of 3.7% for the quarter, 8.7% for the first three quarters, and 18.8% for the past twelve months, including dividends.

Ray Barrette, Chairman and CEO, said, “We had a good quarter. OneBeacon had excellent results, growing ABVPS by 4.6% with a combined ratio of 84%, helped by some non-recurring gains.  White Mountains Re delivered a nice quarter with a combined ratio of 94%, reflecting disciplined underwriting and lower than expected catastrophe claims. On the underwriting front, the only negative was a $15 million increase in Esurance’s loss reserves following a full review of open liability claim files.  Our investment results were good and our bond portfolio remains a pillar of strength.”

Adjusted comprehensive net income for the third quarter of 2007 was $161 million, compared to $211 million last year.  Adjusted comprehensive net income for the first nine months of 2007 was $354 million, compared to $377 million last year.

Net income for the third quarter was $111 million, compared to $162 million.  Last year’s third quarter benefited from $44 million in transaction gains from the sale of Sirius America and OneBeacon’s Agri business versus $11 million from the sale of an inactive shell insurance company at OneBeacon this year.  Net income for the first nine months of 2007 was $306 million, compared to $374 million. In addition to the transaction gains, net income for the first nine months of 2006 reflected $33 million in gains from the settlements of United States Federal and state income tax audits.

OneBeacon

OneBeacon grew its ABVPS by 4.6% in the quarter and 13.3% for the first nine months.  Pre-tax income for the quarter was $135 million, compared to $107 million, while the GAAP combined ratio was 84%, compared with 94%. For the first nine months of 2007, pre-tax income was $316 million, compared to $247 million, while the GAAP combined ratio was 93%, compared with 96%.  The 2007 results benefited from a gain on the partial settlement of the qualified pension liabilities and a premium tax refund in the third quarter, partially offset by office consolidation costs incurred primarily in the first quarter.  These items had the effect of increasing OneBeacon’s 2007 pretax income by $33 million in the quarter and $23 million in the first nine months and lowering the 2007 combined ratios by 7 points in the quarter and 2 points in the first nine months.

Mike Miller, CEO of OneBeacon, said “OneBeacon experienced an excellent quarter by any measure in today’s market, reflecting strong current accident year results, favorable development on prior accident years, minimal catastrophe losses and solid investment returns. Our 84% combined ratio for the quarter reflected good results from all of our businesses. In addition, it was positively impacted by the gain on the partial settlement of our pension liabilities and a state premium tax refund. Excluding these items, our combined ratio would have been 91% compared to 94% last year. Net written premiums were down less than 1% for the quarter and 2% through nine months, excluding the 2006 Agri business. Recently, we reduced our workforce by approximately ten percent to bring our expenses more in line with our business needs. We will continue to focus on disciplined underwriting and manage expenses accordingly.”

Net written premiums were $512 million for the third quarter and $1,437 million for the first nine months, a decrease of 1% and 2%, respectively, from the comparable periods of 2006 excluding the Agri business that was sold in September 2006.  Including Agri, premiums decreased 5% and 6%, respectively, from the comparable periods of 2006.  Strong growth in Specialty Lines continues to mostly offset lower Personal Lines premiums at AutoOne.

White Mountains Re

White Mountains Re’s pre-tax income for the third quarter of 2007 was $74 million, compared to $110 million, while the GAAP combined ratio was 94%, compared to 89%. For the first nine months of 2007, pre-tax income was $217 million, compared to $131 million, while the GAAP combined ratio was 94%, compared to 108%. The results for the first nine months of 2006 were negatively impacted by $223 million related to KRW claims. The first nine months of 2007 include $82 million of pre-tax catastrophe losses, net of reinstatements and reinsurance, including $22 million in the quarter, which are both lower than plan.

Allan Waters, CEO of White Mountains Re, said, “While the number of large events was fairly high this quarter, insured damages were limited.  Total catastrophe losses for the quarter were still higher than last year.  Our increased combined ratio also reflects deteriorating pricing across all lines.  We are adjusting our mix and reducing volume in response to the market softening. We continue to look for ways to add value.  During the quarter, we transferred significant capital to our Bermuda operations to improve our capital allocation.”

Net written premiums were $222 million for the third quarter and $905 million for the first nine months, a decrease of 22% and 14% from the comparable periods of 2006.

Esurance

Esurance’s pre-tax loss for the quarter was $25 million, compared to pre-tax income of $2 million, while the GAAP combined ratio was 118%, compared to 106%.  For the first nine months, the pre-tax loss was $46 million, compared to pre-tax income of $0.4 million, while the GAAP combined ratio was 114%, compared to 107%.  The worse results for both periods were due to higher marketing costs, increased claim severity and increases in loss reserves for prior years.

Gary Tolman, CEO of Esurance, said, “The third quarter was a difficult one. Our claims department completed a review of all open liability claim files for 2006 and prior accident years.  Based on that review, we increased loss reserves by $15 million. I believe this is a manageable adjustment to our results, as the revised loss ratios remain quite good.  Our growth in written premium remained strong for the quarter; however, given intense competition in the personal auto market, our growth rate will be lower than we have experienced in the past.  Due to the increasing cost of acquiring new policies, we are carefully evaluating our marketing expenditures.”

Net written premiums were $208 million for the third quarter and $601 million for the first nine months, an increase of 27% and 38% from the comparable periods of 2006.  Direct written premiums for the last twelve months were $765 million.  At September 30, 2007, Esurance had 472,000 policies-in-force, an increase of 40% over September 30, 2006.  Esurance writes business in 28 states that represent 85% of total available premiums for the personal automobile insurance industry in the United States.

The expense ratios for the quarter and for the first nine months were 34% for both periods, consistent with the comparable periods of 2006. The operating expense ratio for the first nine months is down to 7.5% compared to 9.6% last year. Esurance continues to benefit from increasing scale, with an emphasis on self service support, and the paperless, low cost operating model.

Other Operations

White Mountains’ Other Operations segment’s pre-tax income for the third quarter of 2007 was $7 million, compared to $10 million. For the first nine months of 2007, pre-tax income was $13 million, compared to $39 million.  The decrease in pre-tax income for the nine-month period is primarily due to a $21 million gain from the redemption of a private equity investment last year.

Investment Activities

The GAAP total return on invested assets for the third quarter and the first nine months of 2007 was 2.0% and 5.4% compared to 2.7% and 5.5% in the comparable periods of 2006.  Net investment income was $129 million in the third quarter and $374 million in the first nine months, up from $109 million and $312 million.

Mark Dorcus, President of White Mountains Advisors, said “We have had solid results so far this year in very turbulent markets.  Our bond portfolios have exceeded our benchmarks with much less volatility and our equity portfolios have performed in line with the market.  Both have benefited from the weakening U.S. dollar.  However, the real story does not show up in the comparison to these indices.  Difficulties with sub-prime mortgages continue to fester and taint many other companies’ investment portfolios. We avoided these problems and our bond portfolios continue to be rock solid for the group.”

Additional Information

On July 17, 2006, in connection with the initial public offering of OneBeacon Insurance Group, Ltd. (“OBIG”), White Mountains undertook an internal reorganization and formed OBIG for the purpose of holding certain of its property and casualty insurance businesses. As a result of the reorganization, certain of White Mountains’ businesses that had been historically reported as part of its Other Operations segment are now owned by OBIG, and accordingly are now included within the OneBeacon segment.  In addition, certain other businesses of White Mountains that are no longer owned by OBIG are now presented as part of the Other Operations segment.  Prior period segment information has been restated to conform to the current presentation.

As a result of the sale of OneBeacon shares, there is a significant minority interest in OneBeacon.  Accordingly, prior periods in the Company’s financial statements have been reclassified to show the Company’s minority interest in certain limited partnership investments.

White Mountains is a Bermuda-domiciled financial services holding company traded on the New York Stock Exchange and the Bermuda Stock Exchange under the symbol WTM. Additional financial information and other items of interest are available at the Company’s website located at www.whitemountains.com. The Company expects to file its Form 10-Q with the Securities and Exchange Commission on or before November 9, 2007 and urges shareholders to refer to that document for more complete information concerning White Mountains’ financial results.

Regulation G

This earnings release includes three non-GAAP financial measures that have been reconciled to their most comparable GAAP financial measures.  White Mountains believes these measures to be more relevant than comparable GAAP measures in evaluating White Mountains’ financial performance.

Adjusted comprehensive net income is a non-GAAP financial measure that excludes the change in net unrealized gains and losses from Symetra’s fixed maturity portfolio from comprehensive net income.  The reconciliation of adjusted comprehensive net income to comprehensive net income is included on page 8.

Fully diluted tangible book value per share is a non-GAAP measure which is derived by expanding the GAAP book value per share calculation to include the effects of assumed conversion of all in-the-money convertible securities and to exclude any unamortized goodwill and net unrealized gains/(losses) from Symetra’s fixed maturity portfolio.  In addition, for periods subsequent to December 31, 2006, the number of common shares outstanding used in the calculation of fully diluted tangible book value per share are adjusted to exclude unearned shares of restricted stock representative of the proportion of unamortized compensation cost at the date of the calculation to the value of the restricted stock on the date of issuance. This adjustment was not made to fully diluted tangible book value per share for periods prior to December 31, 2006 as the impact was not significant. The reconciliation of fully diluted tangible book value per share to book value per share is included on page 7.

Adjusted book value per common share at OneBeacon is a non-GAAP financial measure which is derived by excluding the impact of economically defeasing OneBeacon’s mandatorily redeemable preferred stock from book value per common share, the most closely comparable GAAP measure. Management believes that adjusted book value per common share is a useful supplement to understanding OneBeacon’s earnings and profitability. A reconciliation of OneBeacon’s book value per common share to OneBeacon’s adjusted book value per common share follows:

(millions, except per share amounts)	Sept. 30, 2007	June 30, 2007	December 31, 2006
OneBeacon book value per share numerators:
OneBeacon common shareholders’ equity	$1,910.9	$1,861.3	1,777.2
Remaining accretion of subsidiary preferred stock to face value	(31.5)	(40.8)	(57.7)
Adjusted OneBeacon common shareholders’ equity	1,879.4	1,820.5	1,719.5
OneBeacon common shares outstanding	99.7	100.0	100.0
OneBeacon book value per common share	$19.17	$18.61	17.77
OneBeacon adjusted book value per common share	$18.85	$18.21	17.20
Growth in adjusted book value per common share in the quarter (1)	4.6%
Growth in adjusted book value per common share for the nine-month period (1)	13.3%

(1)  Includes $.21 dividend per common share paid quarterly beginning in March 2007.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This earnings release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  All statements, other than statements of historical facts, included or referenced in this release which address activities, events or developments which we expect or anticipate will or may occur in the future are forward-looking statements.  The words “will,” “believe,” “intend,” “expect,” “anticipate,” “project,” “estimate,” “predict” and similar expressions are also intended to identify forward-looking statements.  These forward-looking statements include, among others, statements with respect to White Mountains’:

•                                          growth in book value per share or return on equity;

•                                          business strategy;

•                                          financial and operating targets or plans;

•                                          incurred losses and the adequacy of its loss and loss adjustment expense reserves and related reinsurance;

•                                          projections of revenues, income (or loss), earnings (or loss) per share, dividends, market share or other financial forecasts;

•                                          expansion and growth of our business and operations; and

•                                          future capital expenditures.

These statements are based on certain assumptions and analyses made by White Mountains in light of its experience and perception of historical trends, current conditions and expected future developments, as well as other factors believed to be appropriate in the circumstances. However, whether actual results and developments will conform to our expectations and predictions is subject to a number of risks and uncertainties that could cause actual results to differ materially from expectations, including:

•                                          the risks associated with Item 1A of White Mountains’ 2006 Annual Report on Form 10-K;

•                                          claims arising from catastrophic events, such as hurricanes, earthquakes, floods or terrorist attacks;

•                                          the continued availability of capital and financing;

•                                          general economic, market or business conditions;

•                                          business opportunities (or lack thereof) that may be presented to it and pursued;

•                                          competitive forces, including the conduct of other property and casualty insurers and reinsurers;

•                                          changes in domestic or foreign laws or regulations, or their interpretation, applicable to White Mountains, its competitors or its clients;

•                                          an economic downturn or other economic conditions adversely affecting its financial position;

•                                          recorded loss reserves subsequently proving to have been inadequate;

•                                          other factors, most of which are beyond White Mountains’ control.

Consequently, all of the forward-looking statements made in this earnings release are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by White Mountains will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, White Mountains or its business or operations.  White Mountains assumes no obligation to publicly update any such forward-looking statements, whether as a result of new information, future events or otherwise.

WHITE MOUNTAINS INSURANCE GROUP, LTD.

CONDENSED CONSOLIDATED BALANCE SHEETS

(millions, except share amounts)

(Unaudited)

	September 30,	December 31,	September 30,
	2007	2006	2006
Assets

Fixed maturity investments	$7,436.7	$7,475.3	$6,692.6
Common equity securities	1,471.3	1,212.6	1,042.0
Short-term investments	1,614.8	1,344.9	1,222.8
Other investments	549.3	524.8	498.0
Convertible fixed maturity investments	529.5	436.2	396.6
Investments held in trust	308.7	338.9	—

Total investments	11,910.3	11,332.7	9,852.0

Reinsurance recoverable on unpaid losses	3,581.9	4,015.7	4,250.3
Reinsurance recoverable on paid losses	58.1	159.4	89.3
Funds held by ceding companies	352.3	452.8	467.5
Insurance and reinsurance premiums receivable	971.1	913.6	1,002.3
Securities lending collateral	824.6	649.8	583.8
Investments in unconsolidated affiliates	404.4	335.5	529.1
Deferred acquisition costs	358.6	320.3	333.5
Ceded unearned premiums	129.2	87.9	113.7
Accounts receivable on unsettled investment sales	21.7	8.5	354.1
Other assets	1,106.5	1,167.5	1,136.5

Total assets	$19,718.7	$19,443.7	$18,712.1

Liabilities

Loss and loss adjustment expense reserves	$8,249.3	$8,777.2	$9,114.2
Unearned insurance and reinsurance premiums	1,743.2	1,584.9	1,714.9
Debt	1,192.8	1,106.7	794.2
Securities lending payable	824.6	649.8	583.8
Preferred stock subject to mandatory redemption	268.5	262.3	254.5
Ceded reinsurance payable	124.0	138.4	135.6
Funds held under reinsurance treaties	99.5	141.6	119.6
Reserves for structured contracts	78.8	147.1	153.5
Accounts payable on unsettled investment purchases	85.4	66.8	303.5
Other liabilities	1,431.2	1,510.4	1,309.6

Total liabilities	14,097.3	14,385.2	14,483.4

Minority interest - OneBeacon Insurance Group, Ltd.	536.3	490.7	—
Minority interest - White Mountains Re Group, Ltd. Preference Shares	250.0	—	—
Minority interest - consolidated limited partnerships	102.5	112.5	110.0

Total minority interest	888.8	603.2	110.0

Common Shareholders’ Equity

Common shares and paid-in surplus	1,734.7	1,727.5	1,726.7
Retained earnings	2,737.3	2,496.0	2,218.2
Accumulated other comprehensive income (loss), after tax:
Net unrealized gains on investments	207.2	198.1	169.8
Equity in net unrealized losses from Symetra’s fixed maturity portfolio	(22.9)	(4.1)	(4.1)
Net unrealized foreign currency translation gains and other	76.3	37.8	8.1

Total common shareholders’ equity	4,732.6	4,455.3	4,118.7

Total liabilities, minority interest and common shareholders’ equity	$19,718.7	$19,443.7	$18,712.1

Common shares outstanding (000’s)	10,843	10,783	10,780
Common and equivalent shares outstanding (000’s)	10,809	10,812	10,812

WHITE MOUNTAINS INSURANCE GROUP, LTD.

FULLY DILUTED TANGIBLE BOOK VALUE PER COMMON AND EQUIVALENT SHARE

(Unaudited)

	September 30,		June 30,		December 31,		September 30,
	2007		2007		2006		2006
Book value per share numerators (in millions):

Common shareholders’ equity	$4,732.6		$4,575.3		$4,455.3		$4,118.7
Benefits to be received from share obligations under employee benefit plans	2.4		2.3		4.7		5.0
Remaining adjustment of preferred stock subj. to mandatory redemption to face value	(22.7	)(1)	(29.3	)(1)	(41.8	)(1)	(65.5)
Book value per share numerator	4,712.3		4,548.3		4,418.2		4,058.2
Equity in net unrealized losses from Symetra’s fixed maturity portfolio	22.9		38.5		4.1		4.1
Goodwill	(28.7)		(28.4)		(32.5)		(25.8)
Fully diluted tangible book value per common and equivalent share numerator	$4,706.5		$4,558.4		$4,389.8		$4,036.5

Book value per share denominators (in thousands of shares):

Common Shares outstanding	10,842.6		10,842.5		10,782.8		10,780.1
Unearned restricted shares	(48.5)		(50.6)		—		—
Share obligations under employee benefits plans	14.4		14.4		29.5		32.2
Fully diluted tangible book value per common and equivalent share denominator	10,808.5		10,806.3		10,812.3		10,812.3

Book value per common and equivalent share	$435.99		$420.90		$408.62		$375.34
Fully diluted tangible book value per common and equivalent share	$435.45		$421.83		$406.00		$373.33

(1)     Remaining adjustment of subsidiary preferred stock to face value, which is representative of White Mountains’ ownership interest in OneBeacon Insurance Group, Ltd. of 71.9% as of September 30, 2007, 71.7% as of June 30, 2007 and 72.4% as of December 31, 2006.

WHITE MOUNTAINS INSURANCE GROUP, LTD.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(millions, except per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Revenues:
Earned insurance and reinsurance premiums	$936.3	$918.9	$2,835.0	$2,773.4
Net investment income	128.9	108.7	373.6	311.6
Net realized investment gains	29.9	67.8	192.9	202.8
Other revenue	60.3	90.8	130.6	157.1

Total revenues	1,155.4	1,186.2	3,532.1	3,444.9
Expenses:
Loss and loss adjustment expenses	591.9	558.1	1,797.3	1,885.9
Insurance and reinsurance acquisition expenses	183.9	189.3	580.1	562.6
Other underwriting expenses	103.6	122.8	377.5	361.5
General and administrative expenses	43.0	53.1	158.3	120.0
Accretion of fair value adjustment to loss and loss adjustment expense reserves	5.4	6.6	16.0	18.2
Interest expense on debt	19.8	12.9	54.9	36.5
Interest expense - dividends on preferred stock subject to mandatory redemption	7.1	7.6	22.2	22.7
Interest expense - accretion on preferred stock subject to mandatory redemption	9.2	7.3	26.2	20.6

Total expenses	963.9	957.7	3,032.5	3,028.0

Pre-tax income	191.5	228.5	499.6	416.9

Income tax provision	(64.3)	(69.3)	(151.3)	(66.9)

Income before equity in earnings of unconsolidated affiliates and minority interest	127.2	159.2	348.3	350.0

Equity in earnings of unconsolidated affiliates	8.2	5.6	27.3	29.4
Minority interest	(24.0)	(2.7)	(69.4)	(5.5)

Net income	111.4	162.1	306.2	373.9

Change in net unrealized gains on investments	40.3	112.6	(9.7)	(59.0)
Change in foreign currency translation and other	24.4	1.0	38.5	33.9

Comprehensive net income	176.1	275.7	335.0	348.8

Change in net unrealized gains and losses from Symetra’s fixed maturity portfolio	(15.6)	(64.9)	18.8	28.3

Adjusted comprehensive net income	$160.5	$210.8	$353.8	$377.1

Basic earnings per share	$10.33	$15.05	$28.40	$34.72

Diluted earnings per share	$10.32	$15.01	$28.35	$34.61

Dividends declared and paid per common share	$2.00	$2.00	$6.00	$6.00

WHITE MOUNTAINS INSURANCE GROUP, LTD.

YTD SEGMENT INCOME STATEMENTS

(in millions)

(Unaudited)

For the Nine Months Ended September 30, 2007

	OneBeacon	WMRe	Esurance	Other	Total
Revenues:
Earned insurance and reinsurance premiums	$1,407.5	$870.9	$556.6	$—	$2,835.0
Net investment income	156.7	155.7	21.5	39.7	373.6
Net realized investment gains	142.7	44.9	2.8	2.5	192.9
Other revenue	16.3	9.5	9.1	95.7	130.6

Total revenues	1,723.2	1,081.0	590.0	137.9	3,532.1
Expenses:
Loss and loss adjustment expenses	827.1	537.7	443.2	(10.7)	1,797.3
Insurance and reinsurance acquisition expenses	231.5	197.9	150.7	—	580.1
Other underwriting expenses	246.9	86.4	41.9	2.3	377.5
General and administrative expenses	7.5	21.7	.2	128.9	158.3
Accretion of fair value adjustment to loss and lae reserves	12.0	4.0	—	—	16.0
Interest expense on debt	34.1	16.2	—	4.6	54.9
Interest expense - dividends and accretion on preferred stock	48.4	—	—		48.4

Total expenses	1,407.5	863.9	636.0	125.1	3,032.5

Pre-tax income (loss)	$315.7	$217.1	$(46.0)	$12.8	$499.6

For the Nine Months Ended September 30, 2006

	OneBeacon	WMRe	Esurance	Other	Total
Revenues:
Earned insurance and reinsurance premiums	$1,458.1	$943.8	$371.5	$—	$2,773.4
Net investment income	144.2	130.6	13.6	23.2	311.6
Net realized investment gains	97.8	48.0	7.0	50.0	202.8
Other revenue	48.4	38.2	5.7	64.8	157.1

Total revenues	1,748.5	1,160.6	397.8	138.0	3,444.9
Expenses:
Loss and loss adjustment expenses	891.3	727.3	265.6	1.7	1,885.9
Insurance and reinsurance acquisition expenses	249.8	217.0	95.8	—	562.6
Other underwriting expenses	253.9	70.3	35.9	1.4	361.5
General and administrative expenses	11.6	12.7	.1	95.6	120.0
Accretion of fair value adjustment to loss and lae reserves	17.3	.9	—	—	18.2
Interest expense on debt	34.8	1.2	—	.5	36.5
Interest expense - dividends and accretion on preferred stock	43.3	—	—	—	43.3

Total expenses	1,502.0	1,029.4	397.4	99.2	3,028.0

Pre-tax income	$246.5	$131.2	.4	$38.8	$416.9

WHITE MOUNTAINS INSURANCE GROUP, LTD.

QTD SEGMENT INCOME STATEMENTS

(in millions)

(Unaudited)

For the Three Months Ended September 30, 2007

	OneBeacon	WMRe	Esurance	Other	Total
Revenues:
Earned insurance and reinsurance premiums	$473.6	$265.8	$196.9	$—	$936.3
Net investment income	51.5	54.6	7.9	14.9	128.9
Net realized investment gains (losses)	30.7	2.8	0.3	(3.9)	29.9
Other revenue	10.8	15.0	3.0	31.5	60.3

Total revenues	566.6	338.2	208.1	42.5	1,155.4
Expenses:
Loss and loss adjustment expenses	255.8	170.3	165.8	—	591.9
Insurance and reinsurance acquisition expenses	74.9	53.3	55.7	—	183.9
Other underwriting expenses	66.4	25.2	11.3	.7	103.6
General and administrative expenses	2.4	5.5	—	35.1	43.0
Accretion of fair value adjustment to loss and lae reserves	4.0	1.4	—	—	5.4
Interest expense on debt	11.4	8.2	—	.2	19.8
Interest expense - dividends and accretion on preferred stock	16.3	—	—	—	16.3

Total expenses	431.2	263.9	232.8	36.0	963.9

Pre-tax income (loss)	$135.4	$74.3	$(24.7)	$6.5	$191.5

For the Three Months Ended September, 2006

	OneBeacon	WMRe	Esurance	Other	Total
Revenues:
Earned insurance and reinsurance premiums	$492.6	$285.8	$140.5	$—	$918.9
Net investment income	48.2	46.1	5.2	9.2	108.7
Net realized investment gains	31.8	6.8	3.5	25.7	67.8
Other revenue	36.6	31.3	1.8	21.1	90.8

Total revenues	609.2	370.0	151.0	56.0	1,186.2
Expenses:
Loss and loss adjustment expenses	292.0	163.1	100.5	2.5	558.1
Insurance and reinsurance acquisition expenses	89.0	65.8	34.5	—	189.3
Other underwriting expenses	84.0	24.8	13.5	.5	122.8
General and administrative expenses	4.9	5.6	.1	42.5	53.1
Accretion of fair value adjustment to loss and lae reserves	5.8	.8	—	—	6.6
Interest expense on debt	12.0	.4	—	.5	12.9
Interest expense - dividends and accretion on preferred stock	14.9	—	—	—	14.9

Total expenses	502.6	260.5	148.6	46.0	957.7

Pre-tax income	$106.6	$109.5	$2.4	$10.0	$228.5

WHITE MOUNTAINS INSURANCE GROUP, LTD.

SUMMARY OF GAAP RATIOS AND PREMIUMS

(Unaudited)

Nine Months Ended September 30, 2007

.	OneBeacon
	Specialty	Personal (1)	Commercial	Total (2)	WMRe	Esurance
GAAP Ratios
Loss and LAE	57%	61%	54%	59%	62%	80%
Expense	30%	33%	36%	34%	32%	34%
Total Combined	87%	94%	90%	93%	94%	114%
Dollars in millions
Net written premiums	$344.2	$535.7	$557.0	$1,437.0	$905.3	$601.4
Earned premiums	$324.3	$552.1	$531.0	$1,407.5	$870.9	$556.6

Nine Months Ended September 30, 2006

	OneBeacon
	Specialty	Personal (1)	Commercial	Total (2)	WMRe	Esurance
GAAP Ratios
Loss and LAE	55%	63%	58%	61%	77%	72%
Expense	33%	32%	38%	35%	31%	35%
Total Combined	88%	95%	96%	96%	108%	107%
Dollars in millions
Net written premiums	$350.1	$626.3	$548.8	$1,526.0	$1,053.6	$436.0
Earned premiums	$321.0	$624.7	$511.6	$1,458.1	$943.8	$371.5

Three Months Ended September 30, 2007

	OneBeacon
	Specialty	Personal (1)	Commercial	Total (2)	WMRe	Esurance
GAAP Ratios
Loss and LAE	56%	53%	49%	54%	64%	84%
Expense	29%	27%	34%	30%	30%	34%
Total Combined	85%	80%	83%	84%	94%	118%
Dollars in millions
Net written premiums	$136.6	$182.5	$192.8	$511.9	$222.3	$208.0
Earned premiums	$109.1	$181.8	$182.6	$473.6	$265.8	$196.9

Three Months Ended September 30, 2006

	OneBeacon
	Specialty	Personal (1)	Commercial	Total (2)	WMRe	Esurance
GAAP Ratios
Loss and LAE	54%	60%	56%	59%	57%	72%
Expense	35%	33%	37%	35%	32%	34%
Total Combined	89%	93%	93%	94%	89%	106%
Dollars in millions
Net written premiums	$142.5	$206.5	$186.3	$536.2	$286.4	$164.4
Earned premiums	$111.0	$205.5	$175.3	$492.7	$285.8	$140.5

(1) Includes results of consolidated reciprocals.

(2) Includes results from runoff operations.